EXHIBIT 99.1

Legacy Reserves Enters Into Natural Gas And Natural Gas Liquids Swaps Related to Binger Acquisition

MIDLAND, Texas, April 3, 2007 (PRIME NEWSWIRE) -- Legacy Reserves LP (Nasdaq:LGCY) today announced it entered into natural gas and natural gas liquids swaps related to its previously announced acquisition. As reported on March 20, 2007, Legacy signed a definitive purchase agreement to acquire oil and gas producing interests from Nielson & Associates in the East Binger (Marchand) Unit and expects it to close in mid-April.

Swaps for natural gas indexed to ANR Pipeline, Oklahoma are tabulated below. The East Binger Unit natural gas sales price is indexed to the ANR Pipeline, Oklahoma index, which trades at a discount range of approximately $0.47-$1.52 to the NYMEX Henry Hub natural gas index.

  ----------------------------------------------------------
  Period                Swap Volumes          Nat. Gas Price
                        (MMBtu)               ($/MMBtu)
  ----------------------------------------------------------
  May-Dec. 2007         181,412               $7.35
  2008                  252,642               $7.59
  2009                  240,000               $7.64
  2010                  135,000               $7.45
  2011                  130,000               $7.23
  ----------------------------------------------------------

Swaps for natural gas liquids priced at Mont Belvieu are tabulated below based on the composition of the natural gas liquids stream recovered by the East Binger Unit processing facility from the produced natural gas. Natural gas liquids sell and trade at a discount to NYMEX WTI oil.

  -----------------------------------------------------
  Period                Swap Volumes          NGL Price
                       (Bbls.)               ($/Bbl)
  -----------------------------------------------------
  May-Dec. 2007         45,468                $48.43
  2008                  59,745                $48.43
  2009                  53,950                $48.43
  -----------------------------------------------------

About Legacy Reserves LP

We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin of West Texas and southeast New Mexico. Additional information is available at www.LegacyLP.com.

The Legacy Reserves logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3201

CONTACT:  Legacy Reserves LP
          Steven H. Pruett, President and Chief Financial Officer
          (432) 682-2516